Exhibit 1

POINTER TELOCATION LTD.

NOTICE OF AN ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 14, 2018

Notice is hereby given to the shareholders (the “Shareholders”) of Pointer Telocation Ltd. (the “Company”) that an Annual General Meeting of Shareholders will be held at the offices of Yigal Arnon & Co., 1 Azrieli Center, 46th Floor, Tel Aviv, on Thursday, June 14, 2018, at 12:00 P.M. (Israel time) (the “Meeting”) for the following purposes:

1.	TO RE-ELECT Mr. Yossi Ben Shalom, Mr. Barak Dotan and Mr. Nir Cohen as directors of the Company and Ms. Yehudit Rozenberg as an independent director of the Company for the coming year.
2.	TO APPOINT Kost Forer Gabbay & Kasierer as the independent public accountants of the Company for the year ending December 31, 2018 and to authorize our Audit Committee to fix their remuneration.
3.	TO APPROVE a framework for an insurance policy for such directors and officers of the Company (“D&O Insurance Policy”), as shall serve from time to time, for a period of three (3) years commencing as of September 2018. The annual premium of the D&O Insurance Policy shall be up to US$120,000 for liability coverage of up to US$15,000,000, for all claims in the aggregate.
4.	TO APPROVE the Amended Compensation Policy of the Company, in the form attached to the Proxy Statement as Exhibit A, for a period of three (3) years as of the date of the Meeting.
5.	TO APPROVE the grant of 120,000 Restricted Stock Units to Mr. David Mahlab, the Company’s Chief Executive Officer, in consideration for a price per share equal to the par value of the Company’s Shares. The Restricted Stock Units shall vest in four (4) equal installments over a period of four (4) years. The Chief Executive Officer shall be entitled to acceleration of vesting, as set forth in the Proxy Statement.
6.	Presentation and discussion of the Company’s consolidated financial statements for the year ended December 31, 2017 and the report of the Board of Directors for such period.

Shareholders of record at the close of business on Monday, May 7, 2018 (the “Record Date”), will be entitled to notice of, and to vote at, the Meeting.

Shareholders who do not plan to attend the Meeting in person are requested to mark, date, sign and mail the enclosed proxy in the enclosed envelope as promptly as possible.

The position notices on behalf of the Shareholders shall be delivered to the Company no later than ten (10) days prior to the Meeting. The last date to provide the response of the Board of Directors to such position notices shall be five (5) days prior to the Meeting.

A copy of the declarations of the directors, being brought to election at the Meeting, as well as a copy of the full proxy statement, may be viewed at the Company’s offices at 14 Ha’Melacha Street, Park Afek, Rosh Ha’ayin, 4809133, Israel, Sunday through Thursday from 9:00 a.m. to 5:00 p.m.

The proxy statement and proxy card are available at

(i)	www.sec.gov
(ii)	www.magna.isa.gov.il
(iii)	www.maya.tase.co.il
(iv)	www.pointer.com/category/Calander_of_Events

Please note that details of the compensation granted to our five most highly compensated officers, during or with respect to the year ended December 31, 2017, appear in our annual report on Form 20F filed with the Securities and Exchange Commission.

By Order of the Board of Directors,
Pointer Telocation Ltd.
Date: April 29, 2018

PROXY STATEMENT

POINTER TELOCATION LTD.
14 HA’MELACHA STREET
PARK AFEK, ROSH HA’AYIN 4809133
ISRAEL
+972-3-5723111

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 14, 2018

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors”) of Pointer Telocation Ltd. (the “Company”, “we”, “our”, “us”, and “Pointer”) for use at our annual general meeting of shareholders to be held on Thursday, June 14, 2018 at 12:00 P.M. or at any postponement or adjournment thereof (the “Meeting”). The record date for determining which of our shareholders (the “Shareholders”) are entitled to notice of, and to vote at, the Meeting is established as of the close of business on Monday, May 7, 2018 (the “Record Date”).

As of April 29, 2018, we had 8,066,754 ordinary shares outstanding, each of nominal value New Israeli Shekels 3.00 (the “Ordinary Shares”).

We expect to solicit proxies by mail and to mail this proxy statement and the accompanying proxy card to Shareholders on or about Thursday, May 10, 2018. We will bear the cost of the preparation and mailing of these proxy materials and the solicitation of proxies. We will, upon request, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Upon the receipt of a properly executed proxy in the form enclosed, the persons named as proxies therein will vote the Ordinary Shares covered thereby in accordance with the instructions of the Shareholder executing the proxy. With respect to the proposals set forth in the accompanying Notice of Meeting, a Shareholder may vote in favor of the proposals or against them or may abstain from voting on the proposals. Shareholders should specify their choice on the accompanying proxy card. If no specific instructions are given with respect to the matter to be acted upon, the shares represented by a signed proxy will be voted FOR the proposals set forth in the accompanying Notice of Meeting, subject to the terms of applicable law.

Any Shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by: (i) giving written notice to us of such revocation; (ii) voting in person at the Meeting or requesting the return of the proxy at the Meeting; or (iii) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies that were sent directly to the Company should also be sent to the Company at 14 Ha’Melacha Street, Park Afek, Rosh Ha’ayin, 4809133, Israel, Attention: Yaniv Dorani, Chief Financial Officer. All proxies must be received by the Company’s transfer agent or at the Company’s mailing address listed above four (4) hours prior to the Meeting to be validly included in the tally of Ordinary Shares voted at the Meeting.

Alternatively, Shareholders who hold the Company’s Ordinary Shares through members of the Tel Aviv Stock Exchange (the “TASE”) may vote electronically via the electronic voting system of the Israeli Securities Authority (the “Electronic System”), up to six (6) hours prior to the Meeting, after receiving a personal identifying number, an access code and additional information regarding the Meeting from the relevant member of the TASE and after carrying out a secured identification process.

Each Ordinary Share is entitled to one vote on each matter to be voted on at the Meeting. Subject to the terms of applicable law, two or more Shareholders present, personally or by proxy, who hold or represent together at least 25% of the voting rights of our issued share capital will constitute a quorum for the Meeting. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned for one week, to Thursday, June 21, 2018, at the same hour and place, without it being necessary to notify our Shareholders. If a quorum is not present at the adjourned date of the Meeting, within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present shall constitute a quorum.

Proposals 1 and 2 to be presented at the Meeting require the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposals, in accordance with the provisions of the Companies Law 5759-1999 (the “Companies Law”).

Proposal 3 to be presented at the Meeting require the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal, in accordance with the provisions of Section 270(3) to the Companies Law and Section 1B(A)(5) to the Companies Regulations (Relief in Transactions with Interested Parties), 5760-2000.

Proposals 4 and 5 to be presented at the Meeting require the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposals, provided that one of the following shall apply: (i) the majority of the votes includes at least a majority of all the votes of Shareholders who are not controlling Shareholders and do not have a personal interest in the approval of the transaction and who are present at the Meeting; abstentions shall not be included in the total of the votes of the aforesaid Shareholders; or (ii) the total of opposing votes from among the Shareholders said in subsection (i) above does not exceed 2% of all the voting rights in the Company. The special majority requirement is in accordance with the provisions of Sections 267A(B) and 272(C1)(1)(C) to the Companies Law, as applicable.

PRINCIPAL SHAREHOLDERS

The following table and notes thereto sets forth certain information, as of April 29, 2018, regarding beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), of our Ordinary Shares by each person who is known by us to own beneficially more than 5% of our outstanding Ordinary Shares. The voting rights of our major Shareholders do not differ from the voting rights of other holders of our Ordinary Shares. On April 29, 2018, there were 8,066,754 Ordinary Shares of the Company issued and outstanding.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned*		Percent of Ownership
D.B.S.I. Investments Ltd.	2,209,771	(1)	27.39%
The Phoenix Holding Ltd.	730,293	(2)	9.05%

*	The percentage of outstanding Ordinary Shares beneficially owned is based on 8,066,754 Ordinary Shares outstanding as of April 29, 2018. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares subject to options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of April 29, 2018. Such Ordinary Shares issuable pursuant to such options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, the persons named in this table and the footnotes thereto have sole voting and investment power with respect to all Ordinary Shares shown as owned by them.
(1)	As office holders of D.B.S.I. Investments Ltd. (“DBSI”), Messrs. Barak Dotan and Yossi Ben Shalom, who are candidates for re-election as directors, may be considered to be the beneficial holders of 27.39% of our outstanding Ordinary Shares held by DBSI. Messrs. Barak Dotan and Yossi Ben Shalom also control DBSI, and therefore, share the beneficial ownership of 2,209,771 Ordinary Shares of the Company. DBSI holds the sole right to vote 2,209,771 of such Ordinary Shares, which right is directed jointly by Messrs. Yossi Ben Shalom and Barak Dotan. The principal business address of each of these entities and individuals is 85 Medinat Hayehudim Street, Herzelia, 4676670, Israel. This disclosure is based on information disclosed by DBSI on Form 13D/A, filed with the SEC on April 9, 2018.
(2)	Mr. Itshak Sharon (Tshuva), Delek Group Ltd. and the Phoenix Holding Ltd. (jointly, the “Phoenix”) holds 730,293 of our Ordinary Shares. The address of Mr. Itshak Sharon (Tshuva) and Delek Group Ltd. is 19 Abba Eban Blvd., P.O.B. 2054, Herzliya, 4612001, Israel and the address of Phoenix Holding Ltd. is Derech HaShalom 53, Giv’atayim, 5345433, Israel. This disclosure is based on information disclosed by Phoenix on Schedule 13G, filed with the SEC on February 20, 2018 as well as information provided directly to the Company by Phoenix.

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MATTERS RELATING TO THE 2018 ANNUAL GENERAL MEETING

At the Meeting, the Shareholders will be asked to vote on the following proposals:

PROPOSAL 1

RE-ELECTION OF DIRECTORS

The Company has nominated the persons named below, who were elected as directors at the Annual General Meeting of Shareholders held on June 16, 2017, for re-election as directors to serve for a period of one year until the next annual general meeting or until their respective successors are duly elected and qualified.

As required by Israeli law, each of the director nominees named below has declared in writing that: (i) he or she possess the requisite skills and expertise, as well as sufficient time, to perform his/her duties as a director of our company; (ii) he or she was not convicted by a conclusive judgment for one of the following offenses less than five (5) years prior to the date of the judgment: (a) an offense under Sections 290 to 297, 392, 415, 418 to 420 and 422-428 of the Penal Law, 5737-1977, or under Sections 52C, 52D, 53(a) or 54 of the Israeli Securities Law, 5728-1968; (b) by a court outside Israel for bribery, deceit, fraud, an offense by a manager of a corporate body or an offense involving misuse of inside information; and (c) for any other offense in respect of which a court holds that, due to the substance, gravity or circumstances of such offense, such person is not fit to serve as director in a public company; (iii) he or she is not subject to a court or committee decision in an administrative enforcement proceeding pursuant to Section 226A of the Israeli Companies Law that prohibits him or her from serving as a director; and (iv) he or she has not been declared bankrupt or incompetent. Such declarations are available for review at our registered office.

The independent director nominee has also made additional declarations, as required under the Companies Law in respect of her independence.

Each of the nominees has consented to being named in this Proxy Statement and the Company is not aware of any reason why such person may not serve as a director. Information on each nominee for director is set forth below. The information is based upon the records of the Company and information provided by each nominee. If at the time of the Meeting, however, any of the below-named nominees should be unable or decline to serve as a director, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends, or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors.

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The following table provides certain relevant information concerning the nominees, including their principal occupation during the past five (5) years.

Nominee	Age	Principal Occupation
Yossi Ben Shalom	62	Yossi Ben Shalom has served as the Chairman of our Board of Directors since April 2003. Mr. Ben Shalom was Executive Vice President and Chief Financial Officer of Koor Industries Ltd. (KOR) from 1998 through 2000. Before that, Mr. Ben-Shalom served as Chief Financial Officer of Tadiran Ltd. Mr. Ben-Shalom was an active director in numerous boards, such as NICE Systems (NICE), (computer telephony), Machteshim Agan (chemistry), Investec Bank and Danel. He is a director in Taldor Computer Systems (1986) Ltd., AGS Holdings and Investments Ltd., V.A. Forwarders Ltd., Eldan Y.A Marine Insurance Agency (2008) Ltd. and Eldan Cargo 2000 Ltd. He is the chairman of the board in numerous boards, such as Shagrir Group Vehicle Services Ltd., CAR2GO TLV Ltd., RADA Electronics Industries Ltd. and Matzman Et Merutz Milenum Ltd. amongst others. He was an active Chairman of Scopus, Cimatron Limited. Mr. Ben Shalom is a co-founder of D.B.S.I. Investments Ltd., a private investment company that has made various investments in private and public companies. Mr. Ben-Shalom holds a B.A. in Economics and M.A. in Business Management from Tel Aviv University.
Barak Dotan	50	Barak Dotan, was appointed a director on our board in April 2003. Mr. Dotan is a co-founder of DBSI, a private investment company that invests in private and public companies. Mr. Dotan also serves as Chairman of the Board of Directors at Taldor Computer Systems (1986) Ltd., Danel (Adir Yehoshua) Ltd. (until June 2017). B.R.Y.N. Investments Ltd., DBSI, Hatav Hashmini Hachadash (2000) Ltd., Hatav Hashmini Production & Distribution Ltd., Cimatron Ltd. (until Sept. 2013), AGS Holdings and Investments Ltd., V.A. Forwarders Ltd., Eldan Y.A Marine Insurance Agency (2008) Ltd. and Eldan Cargo 2000 Ltd. Mr. Dotan is also a board member in several non-profit organizations. Mr. Dotan graduated from the Hebrew University of Jerusalem summa cum laude with a B.Sc. in Computer Science and Business Management.
Nir Cohen	45	Nir Cohen, was appointed a director on our board in June 2012. Currently Mr. Cohen serves as Chief Financial Officer of DBSI and Shiraz DS Investments Ltd. Mr. Cohen is also a director in the following publicly traded companies: Shagrir Group Vehicle Services Ltd., Taldor Computer Systems (1986) Ltd. and Rada Electronic Industries Ltd. Mr. Cohen holds a BA in Accounting and Business Management from the College of Management, and he is a Certified Public Accountant in Israel.

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Nominee	Age	Principal Occupation
Yehudit Rozenberg	59	Yehudit Rozenberg, was appointed a director on our board in January 2016. Since 2007, Ms. Rozenberg has served as the director of finance of Elbit Systems Ltd., an international defense company. Ms. Rozenberg also serves as the Chief Financial Officer of Elbit Systems — Elisra Division. From 2004 to 2009, Ms. Rozenberg served as an external director and a member of the Audit Committee of the Board of Directors of Taldor Group. Ms. Rozenberg holds a M.A. in law from Bar Ilan University, M.B.A in Business Administration (magna cum laude) from Tel-Aviv University and a B.A in Economics from Bar Ilan University.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED, that Mr. Yossi Ben Shalom, Mr. Barak Dotan and Mr. Nir Cohen are hereby re-elected to serve as directors of the Company for the coming year until the next annual meeting or until their respective successors are duly elected, and Ms. Yehudit Rozenberg is hereby re-elected to serve as an independent director of the Company for the coming year until the next annual meeting or until her respective successor is duly elected.”

Proposal 1 requires the affirmative vote of the holders of at least a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, in respect of each director, in accordance with the provisions of the Companies Law.

Subject to the re-election of Ms. Yehudit Rozenberg as an independent director of the Company, Ms. Yehudit Rozenberg shall be entitled to: (i) an annual fee and a participation fee at the fixed amount rate as set forth in the Companies Regulations (Rules Regarding Compensation and Expenses of an External Director) — 2000, and therefore, the approval of the shareholders of the Company is not required; and (ii) 1,500 RSUs previously approved by the Audit Committee and the Board of Directors on April 27, 2017 and by the Shareholders in the Annual General Meeting held on June 16, 2017, which vest over a period of three (3) years as of June 16, 2017. In addition, all directors and officers of the Company are covered by a Directors and Officers insurance policy.

PROPOSAL 2

APPOINTMENT OF KOST FORER GABBAY & KASIERER AS THE
INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE
YEAR ENDING DECEMBER 31, 2018 AND TO AUTHORIZE THE AUDIT
COMMITTEE TO FIX THEIR REMUNERATION

The Companies Law requires shareholders’ approval of the appointment of the Company’s independent public accountants for the fiscal year ending December 31, 2018. Our Board of Directors recommended and upon such recommendation, at the last annual meeting, the Company’s Shareholders appointed the accounting firm of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm. Subject to the approval of this proposal, the Audit Committee will fix the remuneration of Kost Forer Gabbay & Kasierer in accordance with the volume and nature of their services to the Company.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED to appoint Kost Forer Gabbay & Kasierer as the independent public accountants of the Company for the year ending December 31, 2018 and to authorize the Audit Committee to fix their remuneration in accordance with the volume and the nature of their services, as the Audit Committee may deem fit in its sole discretion.”

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Proposal 2 requires the affirmative vote of the holders of at least a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, in accordance with the provisions of the Companies Law.

PROPOSAL 3

APPROVAL OF A FRAMEWORK FOR A COMPANY’S DIRECTORS AND
OFFICERS INSURANCE POLICY

In order to induce individuals to serve as directors and officers of the Company, it is critical that the Company maintain adequate directors and officers insurance. Therefore, the Company believes that it is necessary to continue to procure insurance for its directors and officers.

At the Meeting, the Company’s Shareholders will be asked to approve a framework for an insurance policy for such directors and officers of the Company (“D&O Insurance Policy”), as shall serve from time to time, for a period of three (3) years commencing as of September 2018. The annual premium of the D&O Insurance Policy shall be up to US$120,000 for liability coverage of up to US$15,000,000, for all claims in the aggregate. The Audit Committee and the Board of Directors have already approved this proposal and that the terms of the D&O Insurance Policy for all directors and officers (including the directors on behalf of the Company’s controlling Shareholder, DBSI) are identical and on market terms and may not materially affect the Company’s profitability, assets or liabilities. The D&O Insurance Policy will cover the incumbent directors and officers of the Company, as well as directors and officers of the Company that will be appointed in the future, from time to time.

The Company shall be entitled, from time to time, without the need for an additional approval from the Shareholders of the Company, to renew the D&O Insuance Policy or replace it, with the same insurer or a different insurer, in respect of all directors and officers that shall serve in the Company at such time (inculding representatives of the controlling Shareholder, DBSI), all subject to the following terms: (i) the total annual premium shall not exceed US$120,000; and (ii) the liability coverage shall not exceed US$15,000,000, for all claims in the aggregate.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED to approve a framework for an insurance policy for such directors and officers of the Company (“D&O Insurance Policy”), as shall serve from time to time, for a period of three (3) years commencing as of September 2018. The annual premium of the D&O Insurance Policy shall be up to US$120,000 for liability coverage of up to US$15,000,000, for all claims in the aggregate.”

Approval of Proposal 3 requires the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal, in accordance with the provisions of Section 270(3) to the Companies Law 5759-1999 (the “Companies Law”) and Section 1B(A)(5) to the Companies Regulations (Relief in Transactions with Interested Parties), 5760-2000.

PROPOSAL 4

APPROVAL OF THE AMENDED COMPENSATION POLICY OF THE
COMPANY FOR A PERIOD OF THREE (3) YEARS AS OF THE DATE OF
THE MEETING

Under the Companies Law, companies incorporated under the laws of the State of Israel whose shares are listed for trade on a stock exchange or have been offered to the public in or outside of Israel are required to adopt a policy governing the compensation of “office holders”, as defined in the Companies Law. In general, all office holders’ terms of compensation — including fixed remuneration, bonuses, equity compensation, retirement or termination payments, indemnification and the grant of an exemption from liability — must comply with the Company’s compensation policy, once adopted.

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Pursuant to the Companies Law, the compensation policy must comply with specified criteria and guidelines and, in general, must take into consideration, among others, the following factors: (i) promoting the Company’s goals, its working plan and its long term policies; (ii) creating proper incentives for the Company’s office holders taking into account, inter alia, the risk management policies of the Company; (iii) the Company’s size and nature of its operations; and (iv) with respect to variable elements of compensation taking into consideration, with a long term perspective and in light of the position of the office holder, the contribution of the office holder in achieving the Company’s goals and profits.

Our Board of Directors, based on the recommendation of our Audit Committee, has resolved to approve certain amendments to our Compensation Policy in the form attached as Exhibit A to this Proxy Statement (the “Amended Compensation Policy”). The amendments are marked against the existing Compensation Policy approved by the Shareholders in their meeting held October 6, 2016.

The principal amendments set forth in the Amended Compensation Policy are as follows: (i) amendment of the definition of a “Non Material Change” from an increase of up to 5% per year in existing Terms of Office and Employment to an increase of up to 10% in existing Terms of Office and Employment; (ii) addition of compensation details of the Division General Manager, including the proportion of each compensation component relative to the fixed annual compensation cost and the maximum annual bonus. The proportion of the Division General Manager’s compensation components are the same as other Vice Presidents (“VP”), except for the maximum annual bonus, which is identical to the maximum annual bonus of the VP Sales; (iii) amendment of the proportion of the VP’s maximum equity based compensation relative to the fixed annual compensation cost, from a range of 0%-50% to 0%-75%; (iv) amendment of the compensation range for Office Holders (not including the CEO), in comparison to salaries paid by compared companies from a range of 25%-75% to a range of 10%-90%; and (v) clarification that the maximum bonus for Office Holders does not include the “Special Bonus” which may be granted upon an extraordinary event, for example a sale of the Company’s activity.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED to approve the Amended Compensation Policy of the Company, in the form attached hereto as Exhibit A, for a period of three (3) years as of the date of the Meeting.”

Approval of Proposal 4 requires the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal, provided that one of the following shall apply: (i) the majority of the votes includes at least a majority of all the votes of Shareholders that are not the controlling Shareholders of the Company or who do not have a personal interest in the approval of the transaction and who are present at the Meeting; abstentions shall not be included in the total of the votes of the aforesaid Shareholders; or (ii) the total of opposing votes from among the Shareholders said in subsection (i) above does not exceed 2% of all the voting rights in the Company. The special majority requirement is in accordance with the provisions of Section 267A(B) to the Companies Law.

PROPOSAL 5

APPROVAL OF GRANT OF 120,000 RESTRICTED STOCK UNITS TO MR.
DAVID MAHLAB, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY

Under the Companies Law, arrangements regarding the compensation of a company’s Chief Executive Officer require the approval of the Audit Committee, the Board of Directors and the Shareholders, in that order (except in certain specific cases referred to in the Companies Law).

Mr. David Mahlab has served as our Chief Executive Officer since February 1, 2011.

On March 27, 2018 our Audit Committee and Board of Directors approved the grant to the Chief Executive Officer of 120,000 Restricted Stock Units, in consideration for a price per share equal to the par value of the Company’s Shares (the “RSUs”). The RSUs shall vest in four (4) equal installments over a period of four (4) years, such that at the end of each twelve (12) month period commencing on March 27, 2018 (namely, first vesting date March 27, 2019), the Chief Executive Officer shall be entitled to 25% of the RSUs; provided that the Chief Executive Officer shall continue to be employed by the Company at each of the applicable vesting dates.

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Notwithstanding the vesting schedule of the RSUs, upon the occurrence of any of the following events, the vesting of the RSUs shall accelerate and the RSUs shall become fully vested: (a) sale of all outstanding share capital of the Company; (b) merger of the Company into another corporation under which the Company ceases to exist or becomes wholly-owned by the other corporation; or (c) sale of the entire holdings in the Company held by DBSI, the controlling Shareholder of the Company, as a result of which the Chief Executive Officer’s employment in the Company is terminated, either by the Company, or by the Chief Executive Officer in circumstance(s) which shall be considered as dismissal under applicable law, during the twelve (12) month period following the date of the sale or in the event that the Company terminates the employment of the Chief Executive Officer up to three (3) months prior to such sale.

In addition, in the event of the Chief Executive Officer’s death during his employment with the Company, the vesting of the RSUs shall be accelerated on a linear basis as of the prior vesting date until the date of death.

The Audit Committee and the Board of Directors also determined that the grant of RSU’s to the Chief Executive Officer is in compliance with the Company’s Compensation Policy. The terms of the proposed grants of RSUs shall be in accordance with the Company’s Global Share Incentive Plan (2013) (the “Plan”).

The RSUs to be granted to the Chief Executive Officer constitute, as of March 27, 2018, 1.488% of the Company’s issued share capital. The value of the RSUs is estimated, as of March 27, 2018, to be US$1,713,541 based on the Black & Scholes formula.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED to approve the grant of 120,000 Restricted Stock Units to Mr. David Mahlab, the Company’s Chief Executive Officer, in consideration for a price per share equal to the par value of the Company’s Shares. The Restricted Stock Units shall vest in four (4) equal installments over a period of four (4) years. The Chief Executive Officer shall be entitled to acceleration of vesting, as set forth in the Proxy Statement.”

Approval of Proposal 5 requires the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal, provided that one of the following shall apply: (i) the majority of the votes includes at least a majority of all the votes of Shareholders that are not the controlling Shareholders of the Company or who do not have a personal interest in the approval of the transaction and who are present at the Meeting; abstentions shall not be included in the total of the votes of the aforesaid Shareholders; or (ii) the total of opposing votes from among the Shareholders said in subsection (i) above does not exceed 2% of all the voting rights in the Company. The special majority requirement is in accordance with the provisions of Section 272(C1)(1)(C) to the Companies Law.

PRESENTATION AND DISCUSSION OF THE COMPANY’S FINANCIAL STATEMENTS

The Companies Law requires the presentation of the Consolidated Balance Sheets and related information of the Company to our Shareholders. The Company will present at the Meeting the Company’s Consolidated Balance Sheets at December 31, 2017, and the Consolidated Statements of Income for the year then ended and will present to the Shareholders the management’s report on the business of the Company for the year ended December 31, 2017.

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REPORTING REQUIREMENTS

We are subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers and we fulfill the obligations with respect to those requirements by filing reports with the SEC. Our filings with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. The circulation of this proxy statement should not be taken as an admission that we are subject to those proxy rules.

Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure action by a quorum and to avoid the expense of additional solicitation. If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted in favor of the proposals described in this proxy statement, subject to the terms of applicable law.

By Order of the Board of Directors
Pointer Telocation Ltd.
April 29, 2018

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COMPENSATION POLICY

POINTER TELOCATION LTD.

POINTER TELOCATION LTD.

  COMPENSATION POLICY

General

This compensation policy for Office Holders of the Company, which has been adopted by the Board of Directors of the Company, shall be known as the Pointer Telocation Ltd. Compensation Policy, as may be amended from time to time (the “Compensation Policy”).

The purpose of the Compensation Policy is to set the guidelines relating to the compensation of Office Holders of the Company, in accordance with Amendment 20 to the Israeli Companies Law, 1999 (the “Companies Law”) and the regulations promulgated thereunder. The Company is an Israeli public company, whose shares are traded on the NASDAQ Capital Market and on the Tel Aviv Stock Exchange.

The Board of Directors of the Company, following the recommendations of the Compensation Committee, shall be the corporate body tasked with reviewing and approving the Compensation Policy from time to time, and ensure that the Compensation Policy: (i) advances the goals of the Company, its working plan and its long term policies; (ii) creates proper incentives for its Office Holders taking into account, inter alia, the risk management policies of the Company; (iii) reflects the Company’s size and the nature of its operations; and (iv) with respect to Variable Compensation takes into consideration, with a long term perspective and in light of the position of the Office Holder, the contribution of the Office Holder in achieving the Company’s goals and profits.

The guidelines in this Compensation Policy, as detailed below have been proposed by the Compensation Committee and adopted by the Board of Directors as part of an organized internal procedure conducted by the Company. They are based on principals that will allow for an adequate balance between the wish to incentivize Office Holders for their successes on the one hand, and the need to ensure that the compensation structure is in line with the best interests of the Company’s shareholders and the Company’s strategy in the long term on the other hand. The Compensation Policy is aimed to provide for fair and adequate compensation to all Office Holders based on their industry benchmarks, skill level, seniority, location characteristics and such other considerations.

Nothing in this Compensation Policy shall grant any specific rights to any of the Office Holders to whom this Compensation Policy applies and/or other employees of the Company, and/or to any third party, and no Officer Holder or employee may make any claim and/or demand against the Company, based on the guidelines set forth herein. Office Holders of the Company may waive their entitlement to their compensation, subject to applicable law (including applicable labor laws).

It is clarified that compensation paid to current or former Office Holders of the Company is subject to a clawback policy that allows the Company to recover compensation in certain circumstances where there has been a material misrepresentation or material error resulting in the restatement of the Company’s financial statements. Notwithstanding the aforesaid, the clawback policy will not be triggered in the event of a financial restatement due to changes in the applicable reporting or accounting standards. The above noted clawback policy does not derogate from any relevant clawback provisions under applicable law or regulatory rules which apply to the Company.

It should be clarified, that nothing in this Compensation Policy shall prevent the Compensation Committee, the Board of Directors or the shareholders, as applicable, from adopting a resolution regarding compensation of Office Holders and/or any other employees that is not in accordance with this Compensation Policy provided such resolution is approved by the required corporate bodies as set forth in the Companies Law.

This Compensation Policy shall be in force until such time as revised by the Board of Directors acting on the recommendations of the Compensation Committee, from time to time, provided however that the Compensation Policy shall be re-approved by the relevant corporate bodies as may required under the Companies Law (currently once every period of three years).

Definitions

“Company” Pointer Telocation Ltd.

“Compensation Committee” as defined in section 118a to the Companies Law, whether as a separate entity or as a joint entity together with the Audit Committee, in accordance with section 118a(d) of the Companies Law.

“Variable Compensation” means variable compensation, including (A) cash bonuses, which are subject to the performance of the Office Holder and based on (i) the financial results of the Company and or other key measurable performance metrics and indicators (“Performance Measures”) which shall be set in advance by the Board of Directors of the Company, on an annual basis, upon approval of the annual budget, and (ii) a discretionary component of the cash bonus, and/or (B) equity based compensation such as grants of options ~~under the Company’s Employee Share Option Plan,~~ restricted stock units or other awards tied to the share price of the Company, under the Company’s Employee Share Option Plan.

“Non Material Change” means an increase of up to ~~5% per year~~10% in existing Terms of Office and Employment.

“Office Holder” as defined in the Companies Law, namely a general manager or chief executive officer, chief business manager, deputy general manager, vice general manager, any person filling any of these position in the Company even if he/she holds a different title, and any other manager directly subordinate to the general manager or chief executive officer, as well as a director of the Company.

“Severance Grant” a grant, payment, compensation or any other benefit granted to an Office Holder in connection with the termination of his/her position in the Company.

“Terms of Office and Employment” of an Office Holder — terms of office, including the grant of an exemption, insurance, undertaking to indemnify or indemnification under a permit to indemnify, Severance Grant, and any benefit, other payment or undertaking to make such payment, granted as part of such office or employment as an Office Holder.

Responsibility, Scope and Approval of the Compensation Policy

The Compensation Policy is approved by the Board of Directors of the Company, which shall discuss and approve the Compensation Policy, at least once every three years, after receipt of recommendations of the Compensation Committee. The Compensation Policy also requires the approval of the shareholders meeting of the Company. At the shareholders meeting, the Compensation Policy must be approved by a majority of the shares voted by the shareholders of the Company participating and voting on the matter. In addition, the shareholders approval must fulfill one of the following requirements: (a) at least a majority of the shares held by shareholders that are not the controlling shareholders of the Company or who have no personal interest in the matter and are voting at the meeting must be voted in favor of approving the matter, excluding abstentions; or (b) the shares voted by shareholders who have no personal interest in the matter and who vote against the adoption of the Compensation P~~p~~olicy represent no more than two percent (2.0%) of the voting rights in the Company (the “Super Majority”).

Notwithstanding the above, the Board of Directors of the Company may nonetheless override a rejection of a Compensation Policy by the shareholders of the Company, provided that following such a rejection both the Compensation Committee and thereafter the Board of Directors have reexamined the Compensation P~~p~~olicy and resolved, based on detailed reasoning, that the adoption of the Compensation Policy, despite the opposition of the shareholders, is beneficial to the Company.

Supervision and Control of Office Holders Compensation

The Board of Directors is responsible for the management of the Compensation Policy and the implementation of all required actions, and shall have the right to interpret the provisions of the Compensation Policy in case of any doubt regarding its implementation. Without limiting the above, the Board of Directors, after receipt of the recommendation of the Compensation Committee, shall approve the Performance Measures, to be set on an annual basis in advance, as further detailed below, prior to determining the Variable Compensation paid to the Office Holders, all based on the data to be presented by management of the Company.

Notwithstanding the provisions of this Compensation Policy, the Board of Directors may determine to reduce or cancel Variable Compensation amounts, and/or set a cap on the exercise value of equity based compensation such as grants of stock options, restricted stock units or other awards tied to the share price of the Company, taking into consideration capital requirements of the Company and the long term stability of the Company.

In accordance with Section 11~~0~~8a(d) of the Companies Law, the Board of Directors has determined that the Audit Committee shall also serve as the Compensation Committee. The responsibilities of the Compensation Committee are set forth in the Companies Law and include:

a.	making recommendations to the Board of Directors as to the compensation policy for Office Holders, as well as recommending, at least once every three years, to extend the Compensation Policy subject to the required approvals;
b.	making recommendations to the Board of Directors concerning updates and amendments to the Compensation Policy;
c.	reviewing the implementation of the Compensation Policy;
d.	approving transactions relating to Terms of Office and Employment, which require the approval of the Compensation Committee;
e.	approving exemptions from the requirement of Board of Directors or shareholders approval, of certain transactions relating to Terms of Office and Employment, as provided for under the Companies Law and any regulations promulgated thereunder.

Pursuant to the above, our Compensation Committee periodically also evaluates and approves certain elements of the Terms of Office and Employment. These evaluations could include: (i) consideration of the current levels and components of Terms of Employment, (ii) consideration of the mix of cash incentives and long-term equity awards and (iii) a review by survey companies of Terms of Office and Employment of Office Holders at peer companies in positions comparable to those held by our Office Holders.

The composition of the Compensation Committee shall be as set forth in the Companies Law, which currently states that it be comprised of at least three directors, including all of a Company’s external directors, which must constitute a majority of the committee. One of the external directors serving on the Compensation Committee shall act as its Chairperson. All other members of the Compensation Committee must be directors who are (a) otherwise eligible under the Companies Law to serve on a publicly traded company’s Audit Committee; and (b) whose Terms of Office and Employment are otherwise consistent with that of external directors at Israeli publicly traded companies. The following persons may not be a member of the Compensation Committee:

•	The chairman of the Board of Directors,
•	Any director employed by or otherwise providing services to the Company or to the controlling shareholder or entity under such controlling shareholder’s control,
•	Any director who derives his livelihood primarily from a controlling shareholder,
•	A controlling shareholder, or
•	Any relative of a controlling shareholder.

The Board of Directors and the Compensation Committee may, as they deem fit, consult with independent external consultants, for purposes of preparation of the Compensation Policy and its update as well as for purposes of supervision of implementation of the Compensation Policy.

The Board of Directors shall review the Compensation Policy, from time to time, both in respect of its implementation and in view of the risk level of the Company, and shall update it as required.

Without derogating from the above, the Board of Directors shall be allowed, at any time, to instruct that the calculation of Variable Compensation shall be made in a manner not consistent with the provisions of the Compensation Policy and/or determine that no Variable Compensation shall be paid in accordance with the Compensation Policy, may instruct the cancellation or suspension of the Compensation Policy or may set a cap on the exercise value of equity based award grants components that are not paid out in cash, based on detailed reasoning to be provided by the Board of Directors, including considerations such as the benefit of the Company, subject to the requirements of the law and to the contractual undertakings entered into between the Company and the Office Holders.

It is clarified that any Variable Compensation paid to an Office Holder in accordance with this Compensation Policy, shall not be considered part of the salary of the Office Holder, for all intents and purposes, and shall not be taken into account in calculating social benefits the Office Holder is entitled to, including, without limitation, severance pay, allocation to pension funds, etc., unless required otherwise by law of any applicable country, or as otherwise set forth in the specific employment agreement of such Office Holder.

In addition, the Board of Directors may resolve that the calculation of the Variable Compensation shall be made on a basis not detailed in the Compensation Policy and/or determine that no bonus shall be paid in accordance with the Compensation Policy. These rights may be applied by the Board of Directors also in respect of yearly objectives of which the Office Holders have already been advised of so long as the payment has not actually been made, and all subject to the requirements of the law and to the contractual undertakings entered into between the Company and the Office Holders.

Principals in Adopting the Compensation Policy for Office Holders

In establishing compensation for Officer Holders the Company is required to take into consideration the following parameters, as they may be relevant to the Office Holder:

a.	The education, skills, expertise and achievements of the Office Holder;
b.	The role of the Office Holder, areas of his/her responsibility and previous agreements with the Office Holder;
c.	The correlation of the proposed terms with the compensation of other employees of the Company, including the average and median salary of the other employees of the Company, and of employees employed through third party contractors and the possible ramifications such differences in compensation may have on the employment relations in the Company;
d.	The ability of the Board of Directors to reduce the value of the Variable Compensation or determine a cap on the exercise value of equity based components of compensation that are not paid out in cash;
e.	As to Severance Grants — to consider the length of the term of office or period of employment, the terms of employment during such period, the Company’s success during said period and the Office Holder’s contribution to obtaining the Company’s goals and maximizing its profits as well as the circumstances and context of the termination.

This Compensation Policy is based on the Company’s objectives, its work plan, its financial status and its long term goals as well as the industry sector in which the Company is active.

This Compensation Policy takes into consideration the contribution of each department to the success of the Company and provides for a balance between the achievements of each department and the Company as a whole. It also takes into consideration the appropriate ratio between variable components and fixed components, to ensure that the Variable Compensation does not cause conflicts with the overall interest of the Company.

Manner of Approval of Specific Terms of Office and Employment of Office Holders

Terms of Office and Employment of Office Holders (who are neither directors nor the Chief Executive Officer):

a.	Approval of Terms of Office and Employment of such Office Holder, which is in accordance with the Compensation Policy, shall be made by the Compensation Committee and thereafter the Board of Directors.
b.	Approval of any Terms of Office and Employment of such Office Holder, which is not in accordance with the Compensation Policy, is possible under special circumstances, provided the Compensation Committee and the Board of Directors shall take into account the parameters detailed above, and include any mandatory provisions required under the Companies Law and provided such Terms of Office and Employment shall thereafter be approved by the shareholders meeting, by a Super Majority. In special circumstances the Compensation Committee and the Board of Directors may still approve such Terms of Office and Employment as was originally proposed to the shareholders even if the shareholders’ meeting opposed it, based on detailed reasoning and after having re-examined the proposed compensation and taking into consideration the shareholders’ rejection of the proposal.
c.	Non Material Changes in existing Terms of Office and Employment of such Office Holders, as well as non material discretionary grants of Variable Compensation which comply with the Compensation Policy, may be approved solely by the Chief Executive Officer, as set forth in the Companies Law.

Terms of Office and Employment of the Chief Executive Officer who is not a Director:

a.	Approval of Terms of Office and Employment of the Chief Executive Officer shall require the approval of the Compensation Committee, Board of Directors and shareholders’ meeting (in such order) by a Super Majority.
b.	Approval of Terms of Office and Employment of the Chief Executive Officer, which is not in accordance with the Compensation Policy, is possible under special circumstances, provided the Compensation Committee and the Board of Directors shall take into account the parameters detailed above, and include any mandatory provisions required under the Companies Law and provided such Terms of Office and Employment shall thereafter be approved by the shareholders meeting, by a Super Majority.
c.	In special circumstances the Compensation Committee and the Board of Directors may still approve Terms of Office and Employment of the Chief Executive Officer who is not a director as was originally proposed to the shareholders even if the shareholders’ meeting opposed it, based on detailed reasoning and after having re-examined the proposed Terms of Office and Employment and taking into consideration the shareholders’ rejection of the proposal.
d.	Non Material Changes in existing Terms of Office and Employment of the Chief Executive Officer, as well as non material discretionary grants of Variable Compensation which comply with the Compensation Policy, may be approved solely by the Compensation Committee, as set forth in the Companies Law.
e.	Notwithstanding Subsection a. above, the approval of the shareholders’ meeting shall not be required in the following events:
•	With respect to an engagement with a new Chief Executive Officer — the approval of the shareholder’s meeting shall not be required, during the period commencing on the engagement date and until the next shareholders meeting, in the event the Terms of Office and Employment of the new Chief Executive Officer: (i) were approved by the Compensation Committee and the Board of Directors; (ii) are in accordance with the Compensation Policy; and (iii) are not preferential to those previously approved to the former Chief Executive Office, or there is a Non Material Change between the two engagements and other relevant circumstances, including the scope of engagement with the new Chief Executive Officer; and

•	With respect to the renewal or extension of the Terms of Office of Employment of the serving Chief Executive Officer — the approval of the shareholder’s meeting shall not be required until the next renewal or extension of such Terms of Office of Employment, subject to the following conditions: (i) the renewal or extension of the Terms of Office and Employment of the Chief Executive Officer are not preferential to those previously approved, or there is a Non Material Change in the Terms of Office and Employment and other relevant circumstances; (ii) the Terms of Office and Employment of the Chief Executive Officer are in accordance with the Compensation Policy; and (iii) the previous engagement was approved by the Compensation Committee, Board of Directors and shareholders’ meeting (in such order) by a Super Majority.
f.	The Compensation Committee may exempt from shareholders approval the proposed Terms of Office and Employment with a new candidate for Chief Executive Officer who has no relationship with the controlling shareholder of the Company, if it has found, based on detailed reasoning, that bringing the transaction to the approval of the shareholders’ meeting shall frustrate the hiring of such candidate by the Company. Such approval may be given only in respect of Terms of Office and Employment which are in accordance with the Company’s Compensation Policy.

Terms of Office and Employment of Directors:

a.	Approval of Terms of Office and Employment of directors, for their service as directors of the Company as well as for any other roles they fulfill at the Company, which is in accordance with the Compensation Policy shall require the approval of the Compensation Committee, Board of Directors and shareholders’ meeting (in such order). The vote at the shareholders meeting shall require a simple majority.
b.	Notwithstanding subsection a. above, the approval of the shareholders’ meeting shall not be required, in respect of a newly appointed director, during the period commencing on the engagement date and until the next shareholders meeting, in the event the Terms of Office and Employment of the newly appointed director: (i) were approved by the Compensation Committee and the Board of Directors; (ii) are in accordance with the Compensation Policy; and (iii) are not preferential to those previously approved to the former director, or there is a Non Material Change between the two engagements and other relevant circumstances, including the scope of engagement.
c.	Approval of Terms of Office and Employment of directors, which is not in accordance with the Compensation Policy, is possible under special circumstances, provided the Compensation Committee and the Board of Directors take into account the parameters detailed above, and include any mandatory provisions required under the Companies Law and provided such Terms of Office and Employment shall thereafter be approved by the shareholders meeting, by a Super Majority.

Terms of Office and Employment of a Controlling Shareholder:

a.	Approval of Terms of Office and Employment of a controlling shareholder shall require the approval of the Compensation Committee, Board of Directors and shareholders’ meeting (in such order) by a Super Majority.
b.	Approval of compensation of a controlling shareholder, not in accordance with the Compensation Policy, is possible under special circumstances, provided the Compensation Committee and the Board of Directors take into account the parameters detailed above, and include any mandatory provisions required under the Companies Law and provided such Terms of Office and Employment shall thereafter be approved by the shareholders meeting, by a Super Majority.

The above approval requirements are as set forth in the Companies Law, which sets forth these and other provisions as related to approval of Terms of Office and Employment. Should the approval requirements as set forth in the Companies Law (and any regulations promulgated thereunder) be amended in the future, such amendments shall automatically apply to this Compensation Policy, and the terms herein shall be deemed amended accordingly.

Compensation Discussion And Analysis

We invest our resources to grow our business in a manner that we believe will increase shareholder value. To further this objective, our Compensation Committee and Board of Directors oversee our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. In order to conduct our business effectively, we must attract, motivate and retain highly qualified Office Holders and employees. Our compensation program is designed to reward high performance and innovation, to promote accountability and to ensure that interests of Officer Holders, as well as other managers and employees are aligned with the interests of our shareholders.

The primary objectives of the compensation program are to:

•	align incentives, including bonus targets, the Board of Directors determined Performance Measures and equity grants, with Company fiscal performance as well as achievement of strategic objectives that create shareholder value;
•	retain and encourage high potential team players to build a career at the Company;
•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and shareholders; and
•	design a balanced approach to compensation that properly aligns incentives with Company performance and shareholder value and does not promote inappropriate risk taking.

Working with management, the Compensation Committee has developed a Compensation Policy which includes a compensation, bonus and benefits strategy for Office Holders which is designed to reward performance, maintain a reasonable wage structure throughout the organization and to reinforce a culture that the Compensation Committee believes will promote the long-term success of the Company.

The compensation program rewards team accomplishments and promotes individual accountability. Variable Compensation depends primarily on Company results, with additional measures for individual performance against defined objectives tied to the Company’s strategic goals. The goal of the program is to maintain a strong relationship between individual efforts, Company results and financial rewards.

We seek to provide competitive compensation that is commensurate with performance and we seek to promote a long-term commitment to the Company by our senior executives.

In the process of preparing this Compensation Policy, the Company has examined the correlation between overall compensation of the Office Holders and the compensation of the other employees of the Company (including employee-contractors and agency contractors, if any). Management considered the possible ramifications of such correlation on the work environment in the Company in order to ensure that levels of Office Holder compensation, as compared to the overall workforce in the Company will not have a negative impact on work relations in the Company. Our Compensation Committee and Board of Directors found the correlation of executive compensation to the rest of the employees to be reasonable for a company such as ours.

Our compensation philosophy includes compensating our executives at levels that are competitive with our peer group companies, in order to attract and retain talented executives and to provide compensation, including equity based incentives, which align the interests of our executives with the interests of our shareholders.

Components of Compensation

Our Terms of Office and Employment for Office Holders (other than non-employee directors) have a number of components:

i.	fixed compensation (salary or management fees);
ii.	annual cash bonuses;
iii.	~~stock option grants;~~equity awards;
iv.	benefits and perquisites;
v.	severance payments.

Each of these components is discussed more fully below in this Compensation Policy.

Our program is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the Company’s Office Holders to meet our strategic objectives, thereby maximizing total return to shareholders. The Company aims to balance the mix of the fixed components of the Terms of Office and Employment (e.g. base salary and benefits) and the Variable Compensation in order to, among other things, appropriately incentivize Office Holders to meet the Company goals, and is structured to discourage the assumption of excessive short-term risk but without constraining innovation and reasonable business practices.

The following table lists the various compensation components for the Office Holders and the possible proportion of each component, relative to the fixed annual compensation cost:

Officer	Fixed Compensation Cost	Variable Cash Compensation (*)	Equity Based Compensation
CEO	100%	0% – 250%	0% – 250%
Division General Manager	100%	0% – 125%	0% – 75%
CFO	100%	0% – 125%	0% – ~~50~~75%
VPs	100%	0% – 125%	0% – ~~50~~75%
VPs Sales	100%	0% – 150%	0% – ~~50~~75%

We believe that the cash compensation (including base salary and annual cash bonus awards component of Variable Compensation) and the equity award grants component of Variable Compensation we provide, along with the security provided the executive severance benefits agreements, as well as the additional benefits and perquisites and the security granted by directors and officer insurance coverage and indemnification create a reasonable total compensation package for our Office Holders.

Approach for Determining Form of and Amount of Compensation

Comparison to Market Practices.  In making compensation decisions, our Compensation Committee and Board of Directors may reference third-party surveys that provide compensation data and review feedback from an independent compensation consultant. In making its determinations with respect to Office Holder compensation, the Compensation Committee has the authority to retain the services of an independent third party compensation consultant, and may do so from time to time to evaluate and assist in the process of determining an appropriate compensation structure, to make revisions to the Compensation Policy, or to suggest revisions to the compensation of a specific Office Holder. The Company may also periodically engage an outside consultant to provide market and peer compensation data and other insights.

The Role of Our Chairman of the Board and CEO.  Our Chairman together with our CEO provides our Compensation Committee with their assessment of the performance levels of the Company and our Office Holders (other than themselves and the non-employee directors) and their recommendations with respect to compensation of such Office Holders. Our Compensation Committee believes it is important to consider and evaluate our Chairman and CEO’s input on matters concerning compensation of other Office Holders. The Compensation Committee believes that our Chairman and CEO’s input regarding our other Office Holders individual performances, as well as the expected contributions and prospects of each of them, is useful because (i) of the active role our Chairman takes in directing the strategy of Company, (ii) each of our Office Holder reports directly to our CEO, and (iii) our CEO interacts with our other Office Holders on an ongoing basis throughout the year.

Base Salary

We design Office Holder base salaries to fall within a competitive range of similar companies to ours. Generally, the base salary established for an individual Office Holder reflects many inputs, including our CEO’s assessment of the Office Holder’s performance, the level of responsibility each of the Office Holders bears, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at similar peer group companies.

When conducting a comparison to market practice of a proposed base salary of an employee to employees in a similar position in peer group companies the Company will instruct the independent compensation consultant to choose between 10 to 20 companies which meet as many as possible of the following criteria:

1.	Companies active in the same field of business of the Company;
2.	Israeli public companies whose market value or their level of sales is similar to that of the Company;
3.	Companies which compete with the Company on managerial personnel;
4.	Companies with similar number of workforce.

The compensation to be paid to the CEO shall range between 50% to 100% in comparison to salaries paid by the compared companies and the compensation to be paid to the other Office Holders shall range between ~~25~~10% to ~~75~~90% in comparison to salaries paid by the compared companies.

CEO

•	The CEO of the Company is entitled to a fixed monthly salary.
•	The CEO shall be entitled to social and other benefits, including, inter alia, car expenses.
•	The CEO shall be entitled to reimbursement of expenses incurred by the CEO in the provision of the services.
•	At the time of appointment of a new CEO or at the time the existing employment agreement is updated the salary shall be determined in comparison to market practices, as above detailed.
•	The Company may increase the salary paid to the CEO in an amount that is linked to the Israeli Consumer Price Index and an additional 20% per annum, subject to receipt of required corporate approvals as required by applicable law.

CFO

•	The CFO of the Company is entitled to a fixed monthly salary.
•	The CFO shall be entitled to social and other benefits, including, inter alia, car expenses.
•	The CFO shall be entitled to reimbursement of expenses incurred by the CFO in the provision of the services.
•	At the time of appointment of a new CFO or at the time the existing employment agreement is updated the salary shall be determined in comparison to market practices, as above detailed.
•	The Company may increase the salary paid to the CFO in an amount that is linked to the Israeli Consumer Price Index and an additional 20% per annum, subject to receipt of required corporate approvals as required by applicable law.

Division General Manager/Vice Presidents (VPs)

•	A Division General Manager/VP of the Company is entitled to a fixed monthly salary.
•	The Division General Manager/VP shall be entitled to social and other benefits, including, inter alia, car expenses.
•	The Division General Manager/VP shall be entitled to reimbursement of expenses incurred by the Division General Manager/VP in the provision of the services.
•	At the time of appointment of a new Division General Manager/VP or at the time the existing employment agreement is updated the salary shall be determined in comparison to market practices, as above detailed.
•	The Company may increase the salary paid to the Division General Manager/VP in an amount that is linked to the Israeli Consumer Price Index and an additional 20% per annum, subject to receipt of required corporate approvals as required by applicable law.

Directors

•	The directors of the Company may be entitled to an annual and per meeting compensation in accordance with the provisions of the Companies Law and the regulations promulgated thereunder. The directors may also be entitled to an annual grant of options to purchase ordinary shares of the Company or grant of restricted stock units.
•	Management Services — the Company may enter into a management services agreement with D.B.S.I. Investments Ltd. (“DBSI”), the controlling shareholder of the Company, pursuant to which DBSI shall provide the Company with management services including, inter alia, the services of Chairman of the Board of Directors and the provision of additional directors, in consideration for an annual consideration. Any extension, renewal or entering into a Management Services Agreement shall be brought to approval as required by the Companies Law.

In addition, we procure for our directors, including the Chairman of the Board of Directors, and Office Holders Directors and Officers Insurance Policy and they are entitled to indemnification, as set out in the Company’s Articles of Association, as may be amended from time to time, and as set out in the Indemnification Letter, which were approved by the Audit Committee ~~on May 29, 2011,~~ and the Board of Directors on ~~May 31, 2011~~April 27, 2017 and shareholders meeting of the Company on ~~August 1, 2011~~June 16, 2017, as may be amended from time to time.

~~The Directors and Officers Insurance Policy shall be at an annual premium of up to $100,000 for liability coverage of up to $15,000,000.~~

Annual Cash Bonus Program

Target Bonus

The Target Bonus is a cash amount to be paid for compliance with 100% of the objectives set. The objectives of the Target Bonus shall be determined and approved by the Compensation Committee and the Board of Directors at the beginning of each year together with the approval of the Company’s annual budget, no later than the end of the first quarter (except the first year of adoption). The Target Bonus shall be defined in terms of multiples of the fixed monthly ~~compensation~~salary as follows:

•	CEO — The Target Bonus shall be in the amount of up to 18 months of fixed monthly ~~compensation~~salary.
•	Division General Manager — The Target Bonus shall be in the amount of up to 12 months of fixed monthly salary.
•	CFO — The Target Bonus shall be in the amount of up to 9 months of fixed monthly ~~compensation~~salary.
•	VPs — The Target Bonus shall be in the amount of up to 9 months of fixed monthly ~~compensation~~salary.
•	VP Sales — The Target Bonus shall be in the amount of up to 12 months of fixed monthly ~~compensation~~salary.

Maximum Bonus

The Maximum Bonus is the maximum cash amount which can be paid to an Office Holder as variable cash compensation in each year~~,~~ (excluding, for the avoidance of doubt, the Special Bonus, as specified below), all as set forth below:

•	CEO — In the amount of up to 30 months of fixed monthly ~~compensation~~salary.
•	Division General Manager — In the amount of up to 18 months of fixed monthly salary.
•	CFO — In the amount of up to 15 months of fixed monthly ~~compensation~~salary.
•	VPs — In the amount of up to 15 months of fixed monthly ~~compensation~~salary.
•	VPs of sales In the amount of up to 18 months of fixed monthly ~~compensation~~salary.

Performance Measures

The amount of the bonus shall be based on compliance with Performance Measures based on measurable criteria to be determined in advance by the Board of Directors, on an annual basis, as part of the process of approval of the Company’s annual budget and work plan; provided, however, that in accordance with the Companies Law, the Board of Directors shall not be obligated to determine any Performance Measures for any Officer Holder, except for the CEO.

~~Performance Measures~~

Such Performance Measures may include, but are not limited to, measurable criteria based upon:

•	Non GAAP Net Income — means Non GAAP Net Income not including one time profits/losses (including capital gains)
•	Operating Income
•	EBIT or EBITDA
•	GAAP Net Income
•	EPS
•	Sales

Such Performance Measures may be established for each Office Holder based on the Company performance as a whole, or with respect to a specific division or market segment, as applicable. The bonus shall include one or more of the Performance Measures.

In addition to the above, a non material portion of the bonus, which may not exceed three months of fixed monthly compensation of the Maximum Bonus, may be based on discretionary criteria that are non-measurable based on the personal contribution of the employee and management recommendation, subject to approval by the relevant corporate bodies as required under the Companies Law.

The bonus shall be determined according to the extent the Office Holder complied with the targets which were determined in accordance with the above, in a manner which shall be measured in terms of percentages of attainment with respect to each Performance Measure, according to a scale within the range between 0% and up to a maximum of 100%, whereby a minimum threshold, below which no bonus shall be paid to the Office Holder, shall be determined in advance for each Performance Measure. Of the above Performance Measures only the following may be determined to be a sole Performance Measure – Non GAAP Net Income, EBIT or EBITDA and EPS. In the event more than one Performance Measure is selected the minimum percentage of a Performance Measure shall not decrease below 20%. The target objective, with respect to which the portion of the Target Bonus which is attributed to the Performance Measure is to be paid, shall be determined, up to a maximum for excellent achievements as above detailed.

In addition, the Office Holders of the Company may be granted to a special bonus upon the occurrence of an extraordinary event, for example sale of activity of the Company, such special bonus shall be subject to approval as set by the Companies Law (the “Special Bonus”).

The annual cash bonus shall not be deemed as part of the base salary for all other purposes including social benefits and severance payments.

Policies with Respect to Equity Compensation Awards

Historically we have granted stock options to our employees, including Office Holders, in order to align their interests with the interests of our shareholders by tying the value delivered to them to the value of our ordinary shares. Periodic stock option grants provide our Office Holders with long-term incentives that aid in retaining executive talent and reward executives for creating shareholder value over the long term. Management believes that equity based compensation (including other possible forms such as restricted stock units) will align the interests of our Office Holders and other employees who are not Officer Holders with the interests of our shareholders. We may also make grants of stock options or other equity based compensation (e.g. restricted stock units) at the discretion of our Board of Directors and the Compensation Committee in connection with the hiring or promotion of new executive officers.

We grant stock options to purchase ordinary shares of the Company at an exercise price equal to the closing price of the Company’s ordinary shares on the date of the grant or equal to the average closing price within a specific time frame prior to the date of grant; therefore, the options only have value if our share price increases. The vesting period of all equity awards is customarily over a period of two to four years. The Company attempts to ensure that the ~~stock option grants~~equity awards are granted pursuant to a tax beneficial or qualified plan such as “Section 102” stock option plans in Israel.

Generally, we determine the size of each equity award to an Office Holder after considering the role of each Office Holder within the Company, the importance of his/her function within the organization and the Office Holder’s previous equity awards.

The fair market value of the equity award for the Office Holders will be determined according to acceptable valuation practices at the time of grant. Such fair market value, as examined at the time of grant as aforesaid, shall not exceed the amount of 250% of the fixed compensation of the CEO and the percentage of the dilution which results from the allocation shall not exceed, in respect of the CEO, 10% of the Company’s issued and outstanding share capital on a fully diluted basis, and shall not exceed the amount of ~~50~~75% of the fixed compensation of any Office Holders (excluding the CEO) and the percentage of the dilution which results from the allocation shall not exceed, in respect of any Office Holder (excluding the CEO), 2% of the Company’s issued and outstanding share capital on a fully diluted basis.

The Board of Directors may, following approval by the Compensation Committee, extend the period of time for which an award is to remain exercisable, re-price the options or make provisions with respect to the acceleration of the vesting period of any Office Holder’s awards, including, without limitation, in connection with a corporate transaction involving a change of control.

The Company does not have any equity ownership guidelines that require any of our directors or other Office Holders to hold a stated number or fixed percentage of our ordinary shares, nor do they have to continue to hold for any period of time shares in the Company which they acquired as a result of the exercise of fully vested option grants.

Benefits

We provide our Office Holders with benefits that we also generally make available to all salaried employees. Some of these benefits are offered pursuant to legal requirements (such as mandatory pension fund contributions, severance pay contributions, forms of workmen’s compensation insurance, vacation and sick day accrual, etc.). Others are consistent with common practice in the general labor market (e.g. education fund contributions, employer provided automobiles, etc.) and which often enable the employee and/or the Company to benefit from various tax advantages with respect to such employee benefits. Other benefits are intended at supplementing the ongoing base wages, to reimburse the employee for expenses and/or to provide additional long term incentives to the employee.

The Company provides maternity leave or paternity leave to all Office Holders in accordance with the provisions of applicable law. The Company pays salary to all Office Holders for sick leave from the initial sick day.

Office Holders receive annual vacation leave in accordance with their employment agreement and as determined for Office Holders based on seniority and tenure of employment. Office Holders are paid annual recreation allowances as required under applicable law and government extension orders.

Severance Provisions

The Company’s Office Holders, who are employees of the Company, are entitled upon termination of their employment, for any reason except for termination for “Cause” to severance pay in accordance with the law and specific terms which may be agreed upon in the employment agreement of specific Office Holders.

Advance Notice of Termination

An Office Holder, excluding the CEO, shall be entitled to an advance notice period which shall not exceed six months. The CEO shall be entitled to an advance notice period which shall not exceed twelve months. During the advance notice period, the Office Holder shall continue to serve in his/her position unless otherwise agreed by the Board of Directors. In the case of the CEO the CEO will be required to continue to serve in his/her position only during the first three months of advance notice.

Severance Grants

The Company provides for severance payments upon termination of employment as required by law. It is not the general policy of the Company to provide Severance Grants, exceeding the severance payments required by law. Should the Company elect to make a Severance Grant to a departing Office Holder, exceeding the severance payments required by law, such payment may not exceed the scope detailed below:

Position	Worked in the Company up To 3 Years	Worked in the Company 3 Years or~~f~~ More
CEO	6 monthly salaries	12 monthly salaries
CFO and VPS	3 monthly salaries	6 monthly salaries

A Severance Grant, as above detailed, shall only be approved for an Office Holder who meets the following criteria:

•	Was employed by the Company for a minimum period of 2 years;
•	During his/her employment he/she made a significant contribution to the advancement of the business of the Company;
•	The termination of employment of the Office Holder is not under terms that in the discretion of the Compensation Committee justify the deprival of severance payments.

Inclusion of a provision of Severance Grants (exceeding the requirement of the law) in an employment agreement shall be brought to the prior approval of the Compensation Committee prior to execution of such Agreement.

Ratio of the Compensation to the Average and Median Salary (as defined in the Companies Law)

The Compensation Committee has reviewed the current ratio of the total compensation for the Office Holders of the Company to the average and median salary and cost of all of the Company’s employees in Israel and are of the opinion that the ratio is fair and reasonable taking into consideration the Company’s structure, size and composition its of workforce. As above stated, the Compensation Committee will consider the ramifications the approval of specific Terms of Office and Employment of an Office Holder may have on the employment relations in the Company.

Following is a table setting forth the ratio between the current Terms of Office and Employment of our CEO and CFO to the average and median ~~salary~~ of the other employees of the Company (excluding the CEO and CFO) as well as the salary cost of each of the CEO and the CFO to the salary cost of the other employees of the Company (excluding the CEO and CFO), all as of ~~December 31, 2015~~April 1, 2018:

Terms of Office and Employment Comparison to Average and Median ~~Salary:~~*:

Position	Average ~~Salary~~	Median ~~Salary~~
CEO	~~11.9~~17.0	~~16.7~~23.1
CFO	5.~~6~~ 2	7.~~9~~0

*	Including stock based compensation in the amount of the fair value of the awards to be vested during the 12 months commencing April 1st 2018.

Salary Cost Comparison to Average and Median Salary Cost:

Position	Average Cost of Salary	Median Cost of Salary
CEO	7.~~0~~3	9.~~6~~0
CFO	~~4.4~~3.5	~~6.0~~4.3

NASDAQ Listing Rules and Home Country Practices

Under the NASDAQ Listing Rules, we may elect to follow certain corporate governance practices permitted under the Israeli Companies Law and the regulations promulgated thereunder, in lieu of compliance with the applicable corporate governance requirements otherwise imposed by the NASDAQ Listing Rules for U.S. domestic issuers. As a result, our corporate governance practices with respect to Office Holder compensation differ from those followed by U.S. domestic companies.

We follow the provisions of the Israeli Companies Law and the regulations promulgated thereunder with respect to matters in connection with the composition of our Compensation Committee, Office Holder compensation, and any required shareholders approval of such compensation. Israeli law, and our amended and restated articles of association, do not require that a compensation committee composed solely of independent members of our Board of Directors determine (or recommend to the board of directors for determination) an executive officer’s compensation, as will be required under NASDAQ’s recently adopted listing standards related to compensation committee independence and responsibilities.

Instead, compensation of executive officers is determined and approved by our Compensation Committee and our Board of Directors, and in certain circumstances by our shareholders, either in consistency with our Office Holder compensation policy or, in special circumstances in deviation therefrom, taking into account certain considerations stated in the Israeli Companies Law and the regulations promulgated thereunder. The requirements for shareholders approval of Office Holder compensation, and the relevant majority or Super Majority for such approval, are all set forth above in this Compensation Policy.

We will seek shareholders approval for all corporate actions with respect to Office Holder compensation requiring such approval under the requirements of the Israeli Companies Law and the regulations promulgated thereunder, including seeking prior approval of the shareholders for the Compensation Policy and for certain Office Holder compensation, rather than seeking approval for such corporation actions in accordance with NASDAQ Listing Rules.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

POINTER TELOCATION LTD.

June 14, 2018

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333030302030200 0 061418

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN.
EXCEPT AS REQUIRED BY LAW, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS HEREIN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. **TO RE-ELECT** the following persons as directors of the Company for the coming year.

	FOR	AGAINST	ABSTAIN
Yossi Ben Shalom	☐	☐	☐
Barak Dotan	☐	☐	☐
Nir Cohen	☐	☐	☐
Yehudit Rozenberg	☐	☐	☐

Are you a controlling shareholder in the Company or do you have a personal interest in the resolution? [MUST BE COMPLETED OR ELSE YOUR VOTE WILL NOT BE COUNTED] YES ☐ NO ☐

Are you a controlling shareholder in the Company or do you have a personal interest in the resolution? [MUST BE COMPLETED OR ELSE YOUR VOTE WILL NOT BE COUNTED] YES ☐ NO ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

POINTER TELOCATION LTD.

For the Annual Meeting of Shareholders

To Be Held On Thursday, June 14, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Pointer Telocation Ltd. ("**Pointer**" or the "**Company**") hereby appoints each of Yossi Ben - Shalom and Adv. Orly Tsioni the true and lawful attorney, agent and proxy of the undersigned, to vote, as designated below, all of the ordinary shares of the Company which the undersigned is entitled in any capacity to vote at the Annual Meeting of the shareholders of the Company which will be held at the offices of Yigal Arnon & Co., 1 Azrieli Center, 46th Floor, Tel-Aviv, Israel, on Thursday, June 14, 2018, at 12:00 P.M. (local time), and all adjournments and postponements thereof.

(Continued and to be signed on the reverse side)

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